Exhibit 4.18

NEITHER THIS NOTE NOR THE OFFER NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

QPAGOS

12% CONVERTIBLE PROMISSORY NOTE

DUE: DECEMBER 16, 2017

$52,493.59	June 19, 2017 (the “Issuance Date”)

FOR VALUE RECEIVED, the undersigned, QPAGOS (the “Company”), a Nevada corporation, promises to pay to the order GIBBS INTERNATIONAL, Inc., with an address located at 9855 Warren H. Abernathy Highway, Spartanburg, South Carolina, 29301 or its registered assigns (the “Holder” or “Holders”), the principal sum of Fifty Two Thousand Four Hundred Ninety Three Dollars and Fifty-Nine Cents (US$52,493.59) or such lesser amount as shall equal the outstanding principal amount hereof (the “Principal”), together with interest (computed on the basis of a 365-day year) on the outstanding principal amount at the rate of twelve percent (12%) per annum (the “Interest Rate”) from the date hereof on the earlier of: (i) the six month anniversary of the Issuance Date (the “Maturity Date”) or (ii) an Event of Default (as defined below),.

1.            Payment. All payments of principal of, and interest on, this Note are to be made in lawful money of the United States of America.

2.            Interest. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the amount of Principal amount from time to time then outstanding, be computed on the basis of a 365-day year comprised of twelve (12) months.

3.            Prepayment. In the event the Company elects to repay the Holder in full prior to the Maturity Date, the Company may repay the Principal Amount outstanding and all accrued and unpaid interest without the consent of the Holder.

4.            Conversion. (a) At the written election of the Holder (the “Notice of Election to Convert”) given to the Company at any time prior to ten (10) days prior to the Maturity Date, the principal together with all accrued and unpaid interest on this Note shall convert into shares of Common Stock on the Maturity Date at a conversion rate equal to $0.20 per share.

(b)       Upon receipt of an executed Notice of Election to Convert within the ten day period together with this Original Note, the Company shall, as soon as practicable after the conversion date set forth in the Notice of Election to Convert, issue and deliver to Holder a certificate or certificates for the number of shares to which such Holder shall be entitled upon such conversion, including a check payable to Holder for any cash amounts payable as described in Section 4(c). The Company shall send the Holder a notice via facsimile or electronic mail confirming receipt of the Notice of Election to Convert within two (2) days of receipt thereof.

Any certificates representing shares of Common Stock issued pursuant to this Section 4 shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

(c)       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. Upon the conversion of the outstanding principal and unpaid accrued interest under this Note into Common Stock, in lieu of the Company issuing any fractional shares to the Lender, the Company shall pay to the Holder the amount of outstanding principal and accrued interest that is not so converted.

5.            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to the choice of law principles thereof. The Company consents to accept service of process by certified mail, return receipt requested in the event of litigation. The Company further consents to accept service of process via recognized international courier in the case that the Company is not able to accept service by the certified mail provided a receipt of delivery is available.

6.            Facsimile Signatures. This Note may be executed by facsimile signature which shall, for all purposes be deemed to be as legally valid and binding upon the Company as an original signature.

7.            Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)       The Company shall fail to pay in full the entire outstanding principal amount of this Note and all interest accrued hereon when due;

(b)       The Company defaults in the performance of or compliance with its obligations under this Note, and such default has not been cured for thirty (30) days after written notice of default is given to the Company;

(c)       The Company: (i) admits in writing its inability to pay, its debts as they become due; (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property; (v) is adjudicated as insolvent or to be liquidated; or (vi) takes corporate action for the purpose of any of the foregoing; or

(d)       A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against such party and such petition shall not be dismissed within six (6) months.

8.            Remedies Following An Event Of Default. Upon occurrence of an Event of Default, this Note and all accrued interest to the date of such default shall, at the option of the Holder, immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

9.            Adjustments. The number of shares of Common Stock to be issued upon each conversion of this Note shall be subject to adjustments as follows:

(a)       If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Rate in effect immediately prior to such combination will be proportionately increased.

(b)       If at any time or from time to time after the date upon which this Note was issued by the Company, the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of the Notes shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, or otherwise by a holder of the number of shares of Common Stock into which such shares of this Note could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets, distribution of assets or other change, or with respect to such other securities or property by the terms thereof.

(c)       Upon the occurrence of each adjustment or readjustment of the Conversion Rate as a result of the events described in this Section 9, the Company, at its expense, shall compute such adjustment or readjustment and prepare and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the subject adjustment.

10.          Vote To Issue, Or Change The Terms Of, Notes. The written consent of the Holder shall be required for any change or amendment to any of the Note.

11.          Transfer. This Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company.

12.          Reissuance Of This Note.

(a)       Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 10(c) representing the outstanding principal.

(b)       Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 10(c) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(c)       Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note: (i) shall be of like tenor with this Note; (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 10(b), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes); (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note; (iv) shall have the same rights and conditions as this Note; and (v) shall represent accrued and unpaid interest, if any, on the principal of this Note, from the Issuance Date.

13.          Payment of Collection, Enforcement and Other Costs. If: (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

14.          Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

15.          Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

16.          Notices; Payments.

(a)       Notices. Whenever a notice is required to be given under this Note, unless otherwise provided herein, the notice shall be given to the Holder’s address set forth above. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered: (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a business day, in which case such delivery will be deemed to be made on the next succeeding business day; (ii) on the next business day after timely delivery to an overnight courier; and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

COMPANY:	QPAGOS
Paseo de la Reforma 404 Piso 15 PH Col. Juarez, Del. Cuauhtémoc Mexico, D.F. C.P. 06600

with a copy to:	Gracin & Marlow, LLP
405 Lexington Avenue, 26th Floor New York, New York 10174 Attention: Leslie Marlow, Esq.
Facsimile: (212) 208-4657

HOLDER:	GIBBS INTERNATIONAL, Inc
9855 Warren H. Abernathy Highway,
Spartanburg, South Carolina, 29301

(b)       Payments. Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such person at such address as previously provided to the Company in writing; provided, that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.

17.          Cancellation. After all principal, interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

18.          Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date and year first above written.

QPAGOS

By:	/s/ Gaston Pereira
Name:	Gaston Pereira
Title:	Chief Executive Officer